MG Capital Comments on HC2’s Desperate, Last-Minute Announcement Regarding Philip Falcone’s Excessive Compensation

 Decision to Temporarily Withhold Mr. Falcone’s Bonus Validates Our Long-Standing Criticisms Over His Excessive Compensation

Reminds Stockholders That Mr. Falcone Has Reaped Roughly $60 Million in Compensation Over the Past 6 Years While Hundreds of Millions in Value Eroded

Questions Why the HC2 Board Has Not Pledged to Match Our Nominees' Commitment to Cut Director Fees by 50% and Reduce CEO Base Compensation to $1

NEW YORK–April 28, 2020–BUSINESSWIRE– MG Capital Management, Ltd. (together with Percy Rockdale LLC, the nominating stockholder, and its affiliates, “MG Capital” or “we”), a significant stockholder of HC2 Holdings, Inc. (NYSE: HCHC) (“HC2” or the “Company”), which collectively with the other participants in its solicitation beneficially owns more than 6% of the Company’s outstanding shares, today commented on HC2’s announcement regarding CEO Philip Falcone’s decision to not receive incentive compensation until the Company’s stock price reaches $7.50 per share. Additional important information is available for stockholders at www.ABetterHC2.com.

Michael Gorzynski, MG Capital’s founder and managing partner, commented:

“Mr. Falcone has reaped approximately $60 million in compensation over the past six years as he ran HC2 into the ground – and this afternoon’s desperate, last-minute ploy does not change that. If Mr. Falcone really cared about stockholders and wanted to align himself with them, he should have done so long before bleeding HC2 dry and pushing it to the brink of bankruptcy. Instead, he wrote another case study in recent years on how to egregiously mismanage a business and destroy value for anyone that entrusts him with capital.

We believe it's important that Mr. Falcone return all of the compensation, restricted stock and options that he has been awarded as a result of opaque related party transactions and the inappropriate NAV schemes that he has cooked up with the Board. A core tenant of our plan is to recover any and all inappropriate payments made to Mr. Falcone and his allies.

In contrast to the current Board, MG Capital’s nominees have committed to slashing director fees by 50% and I have committed to accepting $1 for any service as interim CEO. If Mr. Falcone and his fellow directors were as committed to stockholder value as they claim to be, they would have matched those pledges. And they would have also outlined a plan for delivering close to the $9 per share in value that we believe is achievable under our strategy.

Stockholders need to recognize that Mr. Falcone and his current – and incoming – allies on the Board appear more focused on self-interests than stockholder value. MG Capital will continue to make that very clear as we reinforce our case for change and highlight our nominees’ superior strategy. We will remain a stockholder champion at HC2.”

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We urge HC2 stockholders to consent to all three proposals on the GREEN consent card and return it in your postage-paid envelope provided. The consent deadline is May 7, 2020.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. SIGN, DATE AND RETURN YOUR FILLED OUT GREEN CONSENT CARD TODAY.

FORWARD-LOOKING STATEMENTS

Any statements contained herein that do not describe historical facts, including future operations, are neither promises nor guarantees and may constitute “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995.  Such forward-looking statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. There is no assurance or guarantee with respect to the prices at which any securities of the Issuer will trade, and such securities may not trade at prices that are stated, estimated or implied herein. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations.  Numerous factors could cause actual future results to differ materially from current expectations expressed or implied by such forward-looking statements, including the risks and other risk factors detailed in various publicly available documents filed by the Issuer from time to time with the Securities and Exchange Commission (SEC), which are available at www.sec.gov, including but not limited to, such information appearing under the caption “Risk Factors” in Issuer’s Annual Report on Form 10-K filed with the SEC on March 16, 2020.  Any forward-looking statements should be considered in light of those risk factors. MG Capital cautions readers not to rely on any such forward-looking statements, which speak only as of the date they are made.  MG Capital disclaims any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in Issuer expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

Contacts

For Investors:

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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